CAPITOL SERIES TRUST

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into January 27, 2023, by and between Capitol Series Trust (the “Trust”), on behalf of its series portfolios as set forth on Appendix A, (each a “Fund”), and Fuller & Thaler Asset Management, Inc. (the “Adviser”), a California corporation.

WHEREAS, the Trust is an Ohio business trust organized under an Agreement and Declaration of Trust dated September 18, 2013 (the “Trust Instrument”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and

WHEREAS, the Trust, on behalf of each Fund, and the Adviser have entered into an Investment Advisory Agreement dated January 27, 2023, (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund; and

WHEREAS, the Trust’s Board of Trustees (the “Board”) and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of each Fund and, therefore, have entered into this Agreement in order to maintain each Fund’s expense ratio within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  EXPENSE LIMITATION.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest (other than custodial overdraft fees and expenses associated with a Fund’s participation in an alternative liquidity program), (ii) taxes, (iii) brokerage fees and commissions, (iv) other extraordinary expenses not incurred in the ordinary course of a Fund’s business, (v) dividend expense on short sales and (vi) indirect expenses such as acquired fund fees and expenses incurred by a Fund in any fiscal year) (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Fund Operating Expenses, expenses that a Fund would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to a Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser.

b.	Operating Expense Limit. A Fund’s maximum operating expense limit (each an “Operating Expense Limit”) in a year shall be that percentage of the average daily net assets of the Fund as set forth on Appendix A attached hereto and incorporated by this reference.

c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for a Fund shall be annualized as of the last Fund business day of the month. If a Fund’s annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of that Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Fund’s Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

a.	Reimbursement. During any fiscal year that the Advisory Agreement is in effect, if the estimated aggregate Fund Operating Expenses of a Fund are less than the Fund’s Operating Expense Limit, the Adviser may be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees or expenses waived or reduced by the Adviser and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof, for a period of 36 months from the date the fee waiver or expense reimbursement first occurred, less any reimbursement previously paid by such Fund to the Adviser pursuant to this Section 2, with respect to such waivers, reductions, and payments. Notwithstanding the foregoing, the Adviser shall only be entitled to reimbursement if the reimbursement payment does not cause the Fund to exceed the Operating Expense Limit set forth on Appendix A as well as any expense limitation in effect at the time the reimbursement is made. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

b.	Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than (i) the Operating Expense Limit of that Fund set forth on Appendix A, and (ii) any expense limitation in effect at the time the amount payable is accrued, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

c.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

d.	Limitation of Liability. The Adviser shall look only to the assets of a Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement for payment of any claim hereunder, and neither the Fund, nor any of the Trust’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.       TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to a Fund shall continue in effect until the expiration date set forth on Appendix A (the “Expiration Date”). The Board may terminate this agreement at any time. This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

4.       MISCELLANEOUS.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust Instrument or the Trust’s Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust or each Fund.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

CAPITOL SERIES TRUST, on behalf each of its series set forth on Appendix A

/s/ Matthew J. Miller

Name: Matthew J. Miller

Title: President

FULLER & THALER ASSET MANAGEMENT, INC.

/s/ Ed Stubbins

Name: Ed Stubbins

Title: Partner

Expense Limitation Agreement

between

Capitol Series Trust

and

Fuller & Thaler Asset Management, Inc.

Appendix A

Effective January 27, 2023

Fund	Operating Expense Limit	Effective Date	Expiration Date
Fuller & Thaler Behavioral Small-Cap Equity Fund, A Shares	1.30%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Equity Fund, C Shares	1.80%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Equity Fund, Investor Shares	1.25%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Equity Fund, Institutional Shares	0.92%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Equity Fund, R6 Shares	0.80%	1/27/23	1/31/24

Fuller & Thaler Behavioral Small-Cap Growth Fund, A Shares	1.30%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Growth Fund, C Shares	1.80%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Growth Fund, Investor Shares	1.25%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Growth Fund, Institutional Shares	0.96%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Cap Growth Fund, R6 Shares	0.86%	1/27/23	1/31/24

Fuller & Thaler Behavioral Mid-Cap Value Fund, A Shares	1.20%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Value Fund, C Shares	1.70%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Value Fund, Investor Shares	1.15%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Value Fund, Institutional Shares	0.85%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Value Fund, R6 Shares	0.75%	1/27/23	1/31/24

Fuller & Thaler Behavioral Unconstrained Equity Fund, A Shares	1.30%	1/27/23	1/31/24

Fuller & Thaler Behavioral Unconstrained Equity Fund, C Shares	1.80%	1/27/23	1/31/24
Fuller & Thaler Behavioral Unconstrained Equity Fund, Investor Shares	1.25%	1/27/23	1/31/24
Fuller & Thaler Behavioral Unconstrained Equity Fund, Institutional Shares	0.97%	1/27/23	1/31/24
Fuller & Thaler Behavioral Unconstrained Equity Fund, R6 Shares	0.87%	1/27/23	1/31/24

Fuller & Thaler Behavioral Small-Mid Core Equity Fund, A Shares	1.26%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Mid Core Equity Fund, C Shares	1.76%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Investor Shares	1.21%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Institutional Shares	0.93%	1/27/23	1/31/24
Fuller & Thaler Behavioral Small-Mid Core Equity Fund, R6 Shares	0.83%	1/27/23	1/31/24

Fuller & Thaler Behavioral Micro-Cap Equity Fund, A Shares	1.75%	1/27/23	1/31/24
Fuller & Thaler Behavioral Micro-Cap Equity Fund, C Shares	2.25%	1/27/23	1/31/24
Fuller & Thaler Behavioral Micro-Cap Equity Fund, Investor Shares	1.70%	1/27/23	1/31/24
Fuller & Thaler Behavioral Micro-Cap Equity Fund, Institutional Shares	1.40%	1/27/23	1/31/24
Fuller & Thaler Behavioral Micro-Cap Equity Fund, R6 Shares	1.30%	1/27/23	1/31/24

Fuller & Thaler Behavioral Mid-Cap Equity Fund, A Shares	1.23%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Equity Fund, C Shares	1.78%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Equity Fund, Institutional Shares	0.88%	1/27/23	1/31/24
Fuller & Thaler Behavioral Mid-Cap Equity Fund, R6 Shares	0.78%	1/27/23	1/31/24